Exhibit 99.1

TODD SHIPYARDS CORPORATION ANNOUNCES FINANCIAL RESULTS FOR MARCH 29, 2009

VIA FACSIMILE	CONTACT: HILARY PICKEREL
TOTAL PAGES - 4	SHAREHOLDER RELATIONS
(206) 623-1635 Ext. 106

SEATTLE, WASHINGTON...June 11, 2009...Todd Shipyards Corporation ("we," "us" or "our") announced financial results for the fiscal year and fourth quarter ended March 29, 2009.

For the fiscal year, we reported net income of $4.8 million, or $0.83 per diluted share, on revenue of $113.5 million. In the prior fiscal year ended March 30, 2008, we reported net income of $6.6 million, or $1.16 per diluted share, on revenue of $139.2 million. For the quarter ended March 29, 2009, we reported net income of $1.6 million, or $0.28 per diluted share, on revenue of $33.2 million which compares to net income of $3.5 million, or $0.63 per diluted share, on revenue of $36.3 million reported for the same quarter in the prior year. Net income in fiscal year 2009 was unfavorably impacted by lower new construction volumes, lower Navy volumes due to the lack of a major carrier availability in fiscal year 2009, and the establishment of a $3.1 million reserve during fiscal year 2009 associated with questioned subcontractor costs incurred during our 2005 project on the Navy aircraft carrier, USS John C. Stennis.

For the fiscal year ended March 29, 2009, we reported $7.8 million of income before income taxes of $3.0 million. For the quarter then ended, we reported $3.0 million of income before income taxes of $1.4 million. For the prior fiscal year and fourth quarter ended March 30, 2008, we reported $10.0 million of income before income taxes of $3.4 million, and $5.4 million of income before income taxes of $1.9 million, respectively. The decrease in income before income taxes for the fourth quarter and the fiscal year ended March 29, 2009, is primarily attributable to the factors mentioned above that impacted net income for the fiscal year.

Our fiscal year 2009 revenue of $113.5 million reflects a decrease of $25.7 million, or 18%, from fiscal year 2008 levels, while fourth quarter revenue of $33.2 million reflects a decrease of $3.1 million, or 9%, compared to fiscal year 2008 fourth quarter results. The revenue decrease experienced in the fourth quarter of fiscal year 2009 compared to the fourth quarter of the prior year is primarily due to lower new construction volumes and lower U.S. Navy repair volumes in the fourth quarter of fiscal year 2009 when compared to the fourth quarter of fiscal year 2008.

For the fiscal year and fourth quarter ended March 29, 2009, we reported operating income of $3.5 million and $2.2 million, respectively. For the preceding fiscal year and fourth quarter ended March 30, 2008, we reported operating income of $6.0 million and $4.5 million, respectively. The year on year decrease in operating income from fiscal year 2008 to fiscal year 2009 is primarily the result of the factors discussed above.

We reported investment and other income of $4.2 million for the fiscal year ended March 29, 2009 and $0.8 million for the quarter then ended. In the prior fiscal year ended March 30, 2008, we reported investment and other income of $4.0 million and $0.9 million for the quarter then ended.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements contained in this Release which are not historical facts or information are "forward-looking statements." Words such as "believe," "expect," "intend," "will," "should," and other expressions that indicate future events and trends identify such forward-looking statements. These forward-looking statements involve risks and uncertainties, which could cause the outcome to be materially different than stated. Such risks and uncertainties include matters which relate directly to the Company's operations and properties and are discussed in the Company's filings with the Securities & Exchange Commission, as well as general economic risks and uncertainties. The Company cautions that any forward-looking statement reflects only the belief of the Company or its management at the time the statement was made. Although the Company believes such forward-looking statements are based upon reasonable assumptions, such assumptions may ultimately prove to be inaccurate or incomplete. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made.

The results of operations are as follows on the next page:

TODD SHIPYARDS CORPORATION
AUDITED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
Periods ended March 29, 2009 and March 30, 2008
(in thousands of dollars, except per share data)
	Quarter Ended			Year Ended
	2009	2008		2009	2008
Revenues	$ 33,232	$ 36,325	(1)	$ 113,518	$ 139,165	(1)
Operating expenses
Cost of revenues	21,337	23,541		76,554	98,509
Administrative and manufacturing overhead	9,699	8,330		33,545	34,771
Other insurance settlements	(24)	(41)		(90)	(90)
Total operating expenses	31,012	31,830		110,009	133,190

Operating income	2,220	4,495	(1)	3,509	5,975	(1)

Lease income	738	738		3,762	4,271
Lease expense	81	81		(523)	(1,157)
Other net income/(expense)	25	25		962	794
Gain on available-for-sale securities	55	55		47	96
Total Investment and other income	792	899		4,248	4,004

Income before income taxes	3,012	5,394	(1)	7,757	9,979	(1)
Income tax expense	(1,370)	(1,856)	(1)	(2,975)	(3,394)	(1)
Net income	$ 1,642	$ 3,538	(1)	$ 4,782	$ 6,585	(1)

Net income per Common Share:
Diluted	$ 0.28	$ 0.63		$ 0.83	$ 1.16
Number of shares used in calculation of
earnings per share (in thousands):	5,786	5,698		5,780	5,687

(1) Revised due to prior period corrections. See Note 20 of the Notes to Consolidated Financial Statements (Item 8).

A copy of our financial statements for the year ended March 29, 2009 will be filed with the Securities & Exchange Commission as part of our Annual Report on Form 10-K. Our Form 10-K should be read in conjunction with this earnings report.

TODD SHIPYARDS CORPORATION
AUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
Periods ended March 29, 2009 and March 30, 2008
(in thousands of dollars)
	2009	2008

ASSETS
Cash and cash equivalents	$ 4,551	$ 12,600
Securities available-for-sale	19,003	10,655
Accounts receivable
U.S. Government	5,035	5,259
Other, net	8,878	4,480
Costs and estimated profits in excess of billings on incomplete contracts	12,326	10,945
Inventory	1,523	1,580
Insurance receivable	382	217
Other current assets	3,457	4,682	(1)
Deferred taxes	66	526
Total current assets	55,221	50,944
Property, plant and equipment, net	32,045	30,161
Restricted cash	3,807	3,783
Deferred pension assets	7,942	17,052
Insurance receivable	8,622	8,850
Intangible assets, net	1,859	-
Goodwill	1,109	-
Other long-term assets	3,635	1,816
Total assets	$ 114,240	$ 112,606
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accruals	$ 13,403	$ 8,537
Reserve for contract loss	-	182
Accrued payroll and related liabilities	2,142	2,002
Billings in excess of costs and estimated profits on incomplete contracts	8,619	3,717
Environmental and other reserves	382	217
Taxes payable other than income taxes	1,376	1,615
Income taxes payable	1,199	430	(1)
Total current liabilities	27,121	16,700
Environmental and other reserves	10,703	11,187
Accrued post retirement health benefits	8,701	9,504
Deferred taxes	266	4,061
Other non-current liabilities	2,413	2,358
Total liabilities	49,204	43,810
Stockholders' equity
Common stock $.01 par value, authorized 19,500,000 shares,
issued 11,828,305 shares in 2009 and 11,828,305 in 2008, and outstanding
5,766,071 in 2009 and 5,757,621 in 2008	118	118
Paid-in capital	38,690	38,537
Retained earnings	80,961	77,330	(1)
Accumulated other comprehensive loss	(10,806)	(3,201)
Treasury stock (6,062,234 shares in 2009 and 6,070,684 shares in 2008)	(43,927)	(43,988)
Total stockholders' equity	65,036	68,796
Total liabilities and stockholders' equity	$ 114,240	$ 112,606

(1) Revised due to prior period corrections. See Note 20 of the Notes to Consolidated Financial Statements (Item 8).

A copy of our financial statements for the year ended March 29, 2009 will be filed with the Securities & Exchange Commission as part of our Annual Report on Form 10-K. Our Form 10-K should be read in conjunction with this balance sheet information.